Exhibit 10.1

Certain information identified by “[*]” has been excluded in this document because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Execution Copy

EXCLUSIVE LICENSE AGREEMENT

by and between

HANMI PHARMACEUTICAL CO. LTD.

and

APTOSE BIOSCIENCES INC.

EXCLUSIVE LICENSE AGREEMENT

This Agreement is effective as of November 4, 2021, (the “Effective Date”) and is entered into by and between HANMI PHARMACEUTICAL CO. LTD., a corporation organized and existing under the laws of the Republic of Korea (“Hanmi”) and APTOSE BIOSCIENCES INC., a corporation organized and existing under the laws of Ontario, Canada (“Aptose”).

RECITALS:

WHEREAS, Hanmi has developed Hanmi Know-How (as hereinafter defined) and has rights to Hanmi Patent Rights (as hereinafter defined);

WHEREAS, Hanmi has conducted a research and development program on the Compounds and Products (as hereinafter defined) and;

WHEREAS, Aptose desires to obtain a license under the Hanmi Patent Rights and Hanmi Know-How upon the terms and conditions set forth herein, and Hanmi desires to grant such a license;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Hanmi and Aptose hereby agree as follows:

ARTICLE 1 DEFINITIONS.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1 “Acceptance” shall mean, with respect to an NDA, the receipt by Aptose of a letter from the FDA with respect to such NDA indicating that such NDA has been accepted for filing and further FDA review (or any equivalent indication of acceptance thereof in the event of a change in the procedures used by the FDA).

1.2 “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as amended from time to time.

1.3 “Active Pharmaceutical Ingredient” means a clinically active material that provides pharmacological activity in a pharmaceutical product when administered to a subject (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies and delivery technologies).

1.4 “Affiliate” shall mean, with respect to each party, (a) any corporation or business entity more than fifty percent (50%) of the voting stock or voting equity interests of which are owned directly or indirectly by such party; or (b) any corporation or business entity which directly or indirectly owns more than fifty percent (50%) of the voting stock or voting equity interests of such party; or (c) any corporation or business entity directly or indirectly controlling or under control of a corporation or business entity described in (a) or (b).

1.5 “Agreement” means this agreement, as amended by the Parties from time to time.

1.6 “Agreement Payments” shall have the meaning given such term in Section 5.9.

1.7 “Annual Net Sales” shall mean any Net Sales (as defined below) generated during each Calendar Year.

1.8 “Annual Net Sales-Based Milestone Payment” shall have the meaning given such term in Section 5.3.1.

1.9 “Annual Net Sales-Based Milestone Table” shall have the meaning given such term in Section 5.3.1.

1.10 “Annual Net Sales Milestone Threshold” shall have the meaning given such term in Section 5.3.1.

1.11 “Applicable Law” shall mean applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time.

1.12 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 (or any portion thereof at the beginning or end of the Term or other relevant period).

1.13 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31 (or any portion thereof at the beginning or end of the Term or other relevant period).

1.14 “China & Korea Commercialization Agreement” shall have the meaning given such term in Section 2.12.

1.15 “Claims” shall have the meaning given such term in Section 8.1.

1.16 “Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or post-marketing clinical trial.

1.17 “Code” shall have the meaning given such term in Section 10.6.1.

1.18 “Aptose” shall have the meaning given such term in the preamble to this Agreement.

1.19 “Aptose Indemnitees” shall have the meaning given such term in Section 8.2.

1.20 “Combination Product” shall mean a Product that is formulated or co-packaged with one or more Active Pharmaceutical Ingredient (other than Compound). Such other Active Pharmaceutical Ingredient(s) are referred to as the “Other Product(s)”.

1.21 “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, such reasonable and diligent, efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the Exploitation of Compounds and/or Products by either Party, such efforts shall be substantially equivalent to those efforts and resources commonly used by such Party for products owned by them or to which they have rights, which product is at a similar stage in its development or product life and is of similar market potential based on conditions then prevailing and taking into account issues of efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the Regulatory Authority involved, the profitability of the product including the amounts payable to licensors of patent or other intellectual property rights (and including payments made under this Agreement), alternative products, other risks associated with the development or commercialization of the product and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market and Indication-by-Indication basis (as defined below) for a particular Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting among other things changes in the status of the Product and the market(s) involved.

1.22 “Compound” shall mean (a) the Lead Compound, (b) any other compound(s) covered by the claims in (or otherwise potentially described by the specifications of) PCT/KR2018/001193 and/or PCT/KR2019/001737 (as such patent applications were originally filed), and (c) any amorphous forms, crystalline forms, co-crystals, isomers (including stereoisomers), isotopic substitutions, pro-drugs, metabolites, salts, hydrates, solvates and polymorphs thereof of any compound listed in (a), (b) or (c) above.

1.23 “Control”, “Controls” or “Controlled by” shall mean with respect to any item of or right under Hanmi Patent Rights or Hanmi Know-How, or other intellectual property assets or rights, as applicable, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.24 “CMC” shall mean the group of activities and process to define for ensuring safety, effectiveness, and consistency between batches, methods, manufacturing process, product characteristics, and product testing, which is an abbreviation of what is commonly known as “Chemistry, Manufacturing, and Control”.

1.25 “DMF” shall mean any drug master file, as applicable, filed with the U.S. Food and Drug Administration (“FDA”), and any equivalent filing in other countries or regulatory jurisdictions, including active substance master files submitted to the EMA.

1.26 “Drug Substance” means any substance or mixture of substances, comprising a Compound, intended to be used in the manufacture of a Product and that, when used in the production of the Product, becomes the active pharmaceutical ingredient of the Product.

1.27 “Effective Date” shall have the meaning given such term in the preamble to this Agreement.

1.28 “European Union” or “EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto.

1.29 “Exclusions Lists” shall have the meaning given such term in the Section 1.82.

1.30 “Exhibit Batch” shall mean the representative manufacturing batches in similar or identical processes to the commercial purpose for submission of regulatory dossier required by authorities.

1.31 “Exploit” or “Exploitation” shall mean to make, have made, use, import, sell, offer to sell, have sold, research, develop, manufacture, commercialize, distribute, market and otherwise exploit.

1.32 “Field” shall mean the Exploitation of any Compound and/or Product for any and all purposes.

1.33 “First Commercial Sale” shall mean, with respect to any Product, the first sale for end use or consumption of such Product by a Third Party in a country under the relevant Marketing Authorization, excluding, however, any sale or other distribution for use in a Clinical Trial or other development activity or for compassionate, emergency authorization, or named-patient use.

1.34 “First Indication” shall mean, with respect to a given milestone event set forth in Section 5.2, the first Indication for which a Product achieves such milestone event.

1.35 “Generic Application” shall have the meaning given such term in Section 9.4.5.

1.36 “GMP” means the current good manufacturing practices applicable from time to time to the manufacturing of a Product or any intermediate thereof pursuant to Applicable Law.

1.37 “Hanmi” shall have the meaning given such term in the preamble to this Agreement.

1.38 “Hanmi Indemnitee(s)” shall have the meaning given such term in Section 8.1.

1.39 “Hanmi Know-How” shall mean all Information and materials, including discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, that during the Term (i) are Controlled by Hanmi or its Affiliates, and (ii) are not in the public domain or otherwise generally known and (iii) are necessary or useful with respect to the Exploitation of, any Compound and/or Product, including, in connection with the research, development, manufacture, marketing, use or sale of any Compound and/or Product in the Territory. For the purpose of clarity, Hanmi Know-How does not include Hanmi Patent Rights.

1.40 “Hanmi Patent Rights” shall mean Patent Rights that as of the Effective Date or during the Term are (i) Controlled by Hanmi or its Affiliates, and (ii) (a) claim or cover any Compound and/or Product (in each case, or any component thereof), or a method of use or process of manufacture thereof or (b) are otherwise necessary or useful (or, with respect to patent applications, would be necessary or useful if such patent applications were to be issued as patents) with respect to the Exploitation of, any Compound and/or Product, including, in connection with the research, development, manufacture, marketing, use or sale of any Compound and/or Product in the Territory; provided, that, Hanmi Patent Rights do not include any Patent Rights to the extent such Patent Rights specifically claim any Active Pharmaceutical Ingredient other than the Compound, or the research, development, manufacture, marketing, use or sale of any Active Pharmaceutical Compound other than the Product. Hanmi Patent Rights existing as of the Effective Date are set forth on Schedule 1.40.

1.41 “Hanmi Territory” shall mean the territory where Hanmi shall have development and commercialization right if the China & Korea Commercialization Agreement is entered into between the Parties. Such territory shall mean the Republic of Korea (“Korea”) and the People’s Republic of China (including Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan, for convenience hereinafter collectively referred to as “China”).

1.42 “IND” shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.43 “Indemnified Party” shall have the meaning given such term in Section 8.3.

1.44 “Indemnifying Party” shall have the meaning given such term in Section 8.3.

1.45 “Indication” shall mean a separate and distinct disease, disorder or medical condition in humans which a Product that is in Clinical Trials is intended to treat, prevent and/or diagnose and/or for which a Product has received Marketing Authorization. For clarity, a single Indication shall include the primary disease and variants or subdivisions or subclassifications within such primary disease. Treatment, modulation, and/or prophylaxis of the same disease, disorder or medical condition shall be treated as the same Indication. Treatment as monotherapy or treatment in combination with another product shall be treated as the same Indication. Treatment, modulation, and/or prophylaxis of the same disease, disorder or medical condition in different sub-populations (e.g. biomarker-driven) or age groups (e.g., early-onset disease or treatment in seniors) shall be treated as the same Indication. Treatment of different lines of therapy or different temporal positions in a treatment algorithm for the same disease, disorder or medical condition (e.g. first line therapy vs. second line therapy for the same disease) shall be treated as the same Indication. Treatment, modulation, and/or prophylaxis, however, of any other type of disease, disorder or medical condition shall be deemed a different Indication from treatment, modulation, and/or prophylaxis of a different disease, disorder or medical condition.

1.46 “Information” shall mean any and all information and data, including all scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, that is provided by one Party to the other Party in connection with this Agreement.

1.47 “JSC” shall have the meaning given such term in Section 3.1.

1.48 “Lead Compound” shall mean the Compound 5-chloro-N-(3-cyclopropyl-5-(((3R,5S)-3,5-dimethylpiperazine-1-yl)methyl)phenyl)-4-(6-methyl
-1H-indol-3-yl)pyrimidin-2-amine, also known by “HM43239.”

1.49 “Losses” shall have the meaning given such term in Section 8.1.

1.50 “Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country (including all applicable pricing and governmental reimbursement approvals if legally required to sell Product in a country).

1.51 “NDA” shall mean a New Drug Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a pharmaceutical or diagnostic product in that country or in that group of countries.

1.52 “Net Sales” shall mean the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Product sold by Aptose or its Related Parties (for that particular Indication) to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received, in each case, only to the extent each such deduction is reasonable and customary, related specifically to the Compound or Product, actually allowed and taken and not otherwise recovered or reimbursed, not duplicative, and consistent with Aptose’s or the applicable Related Party’s internal accounting standards applied on a consistent basis:

1.52.1 trade, quantity and/or cash discounts, charge-back payments, allowances or rebates actually taken and allowed, including promotional or similar discounts or rebates and discounts or rebates to governmental or managed care organizations;

1.52.2 discounts provided in connection with coupon, voucher or similar patient programs;

1. 52.3 credits or allowances given or made with respect to Products by reason of rejection, defects, recalls, returns, rebates, retroactive price reductions, and a reasonable allowance for bad debt;

1. 52.4 any tax, tariff, duty or government charge (including any sales, value added, excise or similar tax or government charge, but excluding any income tax) levied on the sale, transportation or delivery of a Product and borne by the seller thereof without reimbursement from any Third Party, including that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended), that Aptose or its Related Parties, as applicable, allocate to sales of such Product in accordance with its standard policies and procedures consistently applied across its products, as applicable, in each case, to the extent non-creditable or refundable;

1. 52.5 any charges for freight, postage, shipping or transportation, or for insurance, in each case to the extent borne by the seller; and

1. 52.6 any administrative fees paid to group purchasing organizations or managed care entities for sale of Products.

Net Sales shall include the amount or fair market value of all other consideration received by Aptose or its Related Parties in respect of the sale of a Product, whether such consideration is in cash, payment in kind, exchange or other form. Transfers or sales between Aptose and its Affiliates and its sublicensees will be disregarded for purposes of calculating Net Sales, except if such purchaser is an end user.

Net Sales of Combination Products shall be calculated as follows:

(A) If the Product and the Other Product(s) in such Combination Product each are sold separately in the same country during the same Calendar Quarter, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction A / (A+B), where A is the weighted average gross selling price of the Product when sold separately in finished form in such country during such Calendar Quarter and B is the weighted average gross selling price of the Other Products when sold separately in finished form in such country during the same Calendar Quarter.

(B) If the Product is sold independently of the Other Product(s) in such Combination Products in such country and Calendar Quarter, but the Other Product(s) are not sold independently in such country and Calendar Quarter, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Products by the fraction A/C, where A is the weighted average gross selling price of the Product when sold separately in finished form in such country during such Calendar Quarter and C is weighted average gross selling price of the Combination Product in finished form in such country during the same Calendar Quarter.

(C) If the Other Product(s) in such Combination Products are sold independently of the Product in such country and Calendar Quarter, but the Product is not sold independently of the Other Product(s) in such country and Calendar Quarter, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Products by the fraction [1-B/C], where B is the (sum of the) weighted average gross selling prices of the Other Products when sold separately in finished form in such country during the same Calendar Quarter and C is the weighted average gross selling price of the Combination Products in finished form in such country during the same Calendar Quarter.

(D) If neither the Product nor the Other Product(s) in such Combination Products are sold separately in such country and Calendar Quarter, then the Parties will agree upon a calculation of Net Sales for the Combination Products in good faith based on the relative values of the Product and the Other Product(s).

1.53 “Party” shall mean Aptose or Hanmi, individually, and “Parties” shall mean Aptose and Hanmi, collectively.

1.54 “Patent Challenge” shall mean any assertion by Aptose or any of its Related Parties, or any assistance given to a Third Party by Aptose or any of its Related Parties, in the initiation or continuation of an assertion, in a legal or administrative proceeding or other similar legal proceeding, challenging the patentability, scope, validity or enforceability of any of the Hanmi Patent Rights; provided, that Patent Challenge shall specifically exclude any filing, action or proceeding that (a) is commenced by a Third Party at least six (6) months before such Third Party becomes an Affiliate of Aptose, provided that such Third Party dismisses the challenge within thirty (30) days of becoming an Affiliate of Aptose; or (b) is made as a defense against any claim, action or proceeding asserted by or on behalf of Hanmi or its Affiliates against Aptose or any of its Related Parties.

1.55 “Patent Rights” shall mean any and all patents and patent applications in the Territory (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications, and foreign equivalents of the foregoing.

1.56 “Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or other entity not specifically listed herein.

1.57 “Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.58 “Phase I/II Clinical Supply Agreement” shall have the meaning given such term in Section 2.9.1.

1.59 “Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.60 “Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.61 “Phase III/Commercial Supply Agreement” shall have the meaning given such term in Section 2.9.2.

1.62 “Product(s)” shall mean any product containing one or more Compound(s), including any Combination Product, in any form, formulation, dosage form, or method of delivery.

1.63 “Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.64 “Related Party” shall mean each of Aptose, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.65 “Royalty Period” shall have the meaning given such term in Section 5.4.1(b).

1.66 “Second Indication” shall mean, with respect to a given milestone event set forth in Section 5.2 the second Indication for which a Product achieves such milestone event.

1.67 “Service Agreement” shall have the meaning as described in Section 2.8.11.

1.68 “Sublicense” shall have the meaning as described in Section 2.6.

1.69 “Sublicensee Revenue” shall mean aggregation of all payment (such as upfront, milestone, and royalty) from a Third Party sublicensee to Aptose to the extent received as consideration for the grant of a Sublicense of rights to the Hanmi Patent Rights and Hanmi Know-How in China and excluding any and all amounts received (a) as loans to Aptose in an arms’ length, full recourse debt financing to the extent that such loan is not forgiven, (b) in consideration of any issuance of equity or debt securities by Aptose or any of its Affiliates, except to the extent that such payments are in excess of fair market value for such securities (in which case such excess shall be deemed Sublicensee Revenues), (c) as reimbursement of Aptose’s out of pocket patent prosecution costs directly related to the Hanmi Patent Rights, (d) as reimbursement for documented actual costs of research or development activities performed or services provided by Aptose after the Effective Date of this Agreement; or (e) for the supply of Products or other materials at a cost not to exceed the cost of goods thereof plus a reasonable markup; and shall be net of all withholding taxes or other amounts withheld or deducted from the amounts received by Aptose.

1.70 “Supply Agreements” shall mean the Phase I/II Clinical Supply Agreement, the Phase III/Commercial Supply Agreement, the Clinical Quality Agreement and the Phase III/ Commercial Quality Agreement, as applicable.

1.71 “Support Period” shall have the meaning given such term in Section 2.8.8.

1.72 “Technical Information” shall have the meaning given such term in Section 2.8.1.

1.73 “Technology Transfer Plan” shall have the meaning given such term in Section 2.8.1.

1.74 “Term” shall have the meaning given such term in Section 10.1.

1.75 “Territory” shall mean all of the countries and jurisdictions in the world.

1.76 “Third Indication” shall mean, with respect to a given milestone event set forth in Section 5.2 the third Indication for which a Product achieves such milestone event.

1.77 “Third Party” shall mean an entity other than Aptose and its Affiliates, and Hanmi and its Affiliates.

1.78 “Third Party Licenses” shall have the meaning given such term in Section 5.4.2.

1.79 “Trademark(s)” shall have the meaning given such term in Section 6.2.

1.80 “Transfer Period” shall have the meaning given such term in Section 2.8.6.

1.81 “Valid Patent Claim” shall mean a claim of (a) an issued, unexpired and in-force patent included within the Hanmi Patent Rights that claims the Compound or Product as a composition of matter or the method of use of the Compound or Product or the process of manufacture of the Compound or Product, that (i) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and (ii) has not been disclaimed, canceled, denied or admitted to be invalid, unpatentable or unenforceable through reissue, re-examination, supplemental examination or disclaimer or otherwise or (b) a pending patent application included within the Hanmi Patent Rights that (i) has not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action (which decision is not appealable or has not been appealed within the time allowed for appeal), and (ii) has been pending for less than a period of seven (7) years from the earliest date on which such claim claims priority. For the purpose of this Agreement, a claim within Hanmi Patent Rights, the statutory patent term of which has been extended or which obtained a certificate of supplementary protection, or any equivalent measures as applicable, is a Valid Patent Claim during the patent term extended beyond the statutory term expiry in the relevant country provided that such claim otherwise meets the definition of this Section 1.81.

1.82 “Violation” shall mean that either Party, or any of its officers or directors has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (https://oig.hhs.gov/exclusions/index.asp); and/or (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (https://oig.hhs.gov/exclusions/exclusions_list.asp) or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (https://www.sam.gov/portal/public/SAM/) (each of (a) and (b), singly and collectively, the “Exclusions Lists”).

ARTICLE 2 LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION.

2.1 License Grant. Hanmi hereby grants to Aptose an exclusive, sublicensable (through multiple tiers) and non-transferable (except in connection with an assignment of this Agreement as provided in Section 11.2) license under the Hanmi Patent Rights and Hanmi Know-How for the Exploitation of the Compound and/or Product during the Term (subject to Section 10.1) in the Field in the Territory. Notwithstanding the foregoing, for the purpose of this Section 2.1, any Hanmi Know-How that has general applicability other than for the use or exploitation of the Compounds and/or Products shall be considered to have been given a non-exclusive license grant to Aptose.

2.2 Retained Rights. Notwithstanding the scope of the exclusive license granted to Aptose under Section 2.1, (a) Hanmi shall retain the rights necessary in connection with performing Hanmi’s rights and obligations under and in accordance with this Agreement or the Supply Agreements, as applicable and (b) Hanmi shall retain the right to itself (and to license to its Affiliates and Third Parties the right) to practice the Hanmi Patent Rights and use Hanmi Know-How outside the scope of the license granted to Aptose under Section 2.1, including the right to research, develop and Exploit compounds that are not Compounds and products that are not Products.

2.3 No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications owned or otherwise controlled (through license or otherwise) by the other Party or its Affiliates.

2.4 No Grant of Other Rights by Hanmi. Hanmi (and its Affiliates) shall not assign, transfer, convey or otherwise grant to any Person or otherwise encumber (including through lien, charge, security interest, mortgage, encumbrance or otherwise) (i) any rights to any Hanmi Patent Rights (or any rights to any intellectual property that would otherwise be included in the Hanmi Patent Rights), in any manner that would interfere with the grant of the rights or licenses to Aptose hereunder, or (ii) any rights to any Compounds or Products (provided that Hanmi shall grant to Aptose the rights to the Compounds and Products as set forth herein). Hanmi (and its Affiliates) may grant one or more licenses to Third Parties under the Hanmi Know-How that has general applicability for any purpose; provided, that no such license shall be granted to enable the Exploitation of the Compound and/or Product in the Field in the Territory.

2.5 Exclusivity. Without limiting Section 2.2 and Section 2.4, during the Term and except as specified in this Agreement and in any China & Korea Commercialization Agreement (as hereinafter defined in Section 2.12), Hanmi and its Affiliates shall not Exploit (and shall not grant to any Third Party the right to Exploit nor assist any Third Party to do so) any Compounds or Products, except for Hanmi’s performance of the activities to be performed by Hanmi under and in accordance with this Agreement, and the Supply Agreements, as applicable. Notwithstanding the foregoing, upon attaining Aptose’s prior consent, (a) Hanmi may perform any non-clinical research on Compounds or Products in furtherance of the success of the Compound or Products, and (b) Hanmi will timely share the data, results and outcome of any such non-clinical research with Aptose and (c) any Know-How generated by or on behalf of Hanmi as a result of such non-clinical research shall be deemed included within the scope of Hanmi Know-How and all Patent Rights claiming inventions generated by or on behalf of Hanmi as a result of such non-clinical research shall be deemed included within the Hanmi Patent Rights. Furthermore, Hanmi and its Affiliates shall not Exploit (and shall not grant to any Third Party the right to Exploit nor assist any Third Party to do so) any compound that; (i) has the same indole pyrimidine molecular scaffold as any compound described by the specifications of PCT/KR2018/001193 and/or PCT/KR2019/001737, and (ii) is active against wildtype or mutant forms of any of the following kinases: FLT3, SYK, c-KIT or any JAK, in each case, with an IC50 below 50 nM (as determined by a to-be-agreed upon Third Party such as Reaction Biology Corporation), or any protein degrader for the FLT3, SYK, c-KIT or JAK kinase.

2.6 Sublicenses. Aptose shall have the right to sublicense (through multiple tiers of sublicenses, hereinafter collectively “Sublicense”) any or all of the licenses granted to Aptose hereunder. Aptose shall be responsible for ensuring that the performance by any of its sublicensees are exercising rights under a sublicense hereunder is in accordance with the applicable terms of this Agreement, and the grant of any such sublicense shall not relieve Aptose of its obligations under this Agreement. Aptose shall be responsible for all acts and omissions of each sublicensee as if they were acts and omissions of Aptose.

2.7 Development and Commercialization.

2.7.1 As between the Parties, Hanmi shall be responsible for using diligent efforts to continue the development activity of Phase I Clinical Trials (HM-FLT3-101 clinical trials) as specified in the Schedule 2.7.1 (such Phase I Clinical Trials, the “Ongoing Phase I Clinical Trials”) at Hanmi’s expense until the end of year 2021. All data, information and patentable inventions generated by or on behalf of Hanmi through its performance of the Ongoing Phase I Clinical Trials shall be included within the Hanmi Know-How and Hanmi Patent Rights, as applicable, licensed to Aptose under this Agreement. Hanmi will keep Aptose fully informed with respect to all communications with Regulatory Authorities regarding the Ongoing Phase I Clinical Trials. Aptose will have the right to be present in any meeting between Hanmi and any Regulatory Authority regarding the Ongoing Phase I Clinical Trials to the extent that Regulatory Authority allows. Aptose will have the right to review and comment on any filings or communications made to any Regulatory Authority regarding the Ongoing Phase I Clinical Trials and Hanmi will reasonably incorporate any such comments provided by Aptose.

2.7.2 In the event that the Ongoing Phase I Clinical Trials are not completed by the end of year 2021, (a) Hanmi will fully cooperate with Aptose to transfer the conduct of such Ongoing Phase I Clinical Trials to Aptose or its designees (including the assignment of all related regulatory submissions and investigator and other agreements related to such Ongoing Phase I Clinical Trials) and (b) commencing from 2022, Aptose shall be responsible for expenses associated with any continued performance of such Ongoing Phase I Clinical Trials. In such a case where the responsibility with respect to the Ongoing Phase I Clinical Trials is transferred to Aptose in 2022, Hanmi shall provide to Aptose such quantity of Product reasonably necessary for the continued performance of such Ongoing Phase I Clinical Trial in accordance with the terms Phase I/II Clinical Supply Agreement. As of the Effective Date, Hanmi has an inventory of Products that have been manufactured in accordance with GMP in the quantities set forth on Schedule 2.7.2 (the “Existing Product Inventory”). Hanmi shall maintain stability studies for the Existing Product Inventory as set forth in Schedule 2.7.2. Hanmi shall reserve the Existing Product Inventory supply for Aptose and shall not use the Existing Product Inventory for any other purpose without Aptose’s prior written consent. Hanmi shall provide Product reasonably necessary for the continued performance of Phase I Clinical Trials and Phase II Clinical Trials free of charge under the Phase I/II Clinical Supply Agreement, so long as Hanmi can provide such Product out of the Existing Product Inventory. If supplying for Phase I Clinical Trials or Phase II Clinical Trials requires Hanmi to manufacture additional quantities of Product beyond the Existing Product Inventory, then such additional supply shall be provided at the applicable supply price set forth under the Phase I/II Clinical Supply Agreement.

2.7.3 Except as otherwise expressly provided herein, Aptose (itself or through its Related Parties) shall have the sole right to research, develop, commercialize and otherwise Exploit any Compound and/or Product within the Field and in the Territory, at its own expense. Aptose shall (itself or through its Related Parties) use Commercially Reasonable Efforts, at its own expense, to develop and, following receipt of Marketing Authorization therefor in the applicable countries, commercialize a Product.

2.8 Technology Transfer.

2.8.1 Technology Transfer Plan. The Parties hereby agree to set forth a technology transfer plan, to effect the transfer to Aptose (or its designee) of the Hanmi Know-How that is reasonably necessary or useful for the Exploitation of Compound and/or Product in the Territory or the exercise of Aptose’s rights under the licenses granted or to be granted pursuant to Section 2.1 (including the ability to manufacture Drug Substance, Compound and Product), which shall include time and personnel commitments and cost allocations and which shall include a transfer of all data and information generated by or on behalf of Hanmi under the Ongoing Phase 1 Clinical Trials (the “Technical Information”). After the Effective Date, the Parties, through the JSC, shall in good faith prepare a mutually acceptable technology transfer plan agreed upon by the Parties (the “Technology Transfer Plan”), detailing the timeline and responsibilities of both Parties in connection with the transfer of the Technical Information from Hanmi to Aptose, according to the principles as set forth in the following Sections 2.8.2 to Section 2.8.12.

2.8.2 Disclosure of Manufacturing Technical Information. Upon the written request of Aptose, Hanmi will timely perform a technology transfer to Aptose or its designee, in English, of all Hanmi Know-How related to the manufacture of Compound, Drug Substance and Product (including all batch records and documentation related thereto) in accordance with the Technology Transfer Plan. Such technology transfer will include the provision of technical assistance by Hanmi to enable Aptose or its designee to manufacture such Compound, Drug Substance or Product, as applicable. Aptose will use reasonable efforts to inform Hanmi of its intention to manufacture or to have a third party manufacture the Product, with sufficient prior notice with the technical development plan, life cycle management plan, or scale-up plan that is reasonably necessary to organize and execute the manufacturing technology transfer as set forth in the Technology Transfer Plan.

2.8.3 Disclosure of Technical Information. After establishing the Technology Transfer Plan and at the request of Aptose, Hanmi shall, in timely manner, provide Aptose and/or its designee all (a) Technical Information in English; and (b) materials which are in control of Hanmi and which are reasonably required for Aptose in the manufacture, supply, and/or Exploitation of the Compound and/or Product. Without limiting the foregoing, Hanmi shall make available to Aptose at the reasonable request by Aptose, information regarding Hanmi’s facilities or other third party vendor’s facilities to the extent permitted under the applicable confidentiality obligations between Hanmi and such third party vendor (or upon such third party’s consent, which at the request of Aptose Hanmi will use reasonable efforts to obtain).

2.8.4 Technology Transfer Costs. All costs and expenses incurred by or on behalf of Hanmi or a third party in contractual relationship with Hanmi in performing Hanmi’s technology transfer obligations shall be the responsibility of Hanmi, excluding any travel cost, including but not limited to any air fare and lodging costs incurred to Hanmi’s personnel as a result of Aptose’s request, which shall be the responsibility of Aptose. Hanmi shall be responsible for any costs associated with the translation of any Technical Information into English.

2.8.5 Technology Transfer Report. Upon successful completion of the technology transfer, as agreed upon by the Parties, Hanmi shall provide a written report (in a form suitable for submission to the FDA) to Aptose confirming that the agreed technology transfer has been successfully performed.

2.8.6 Technology Transfer Team. The technology transfer will be organized and executed by a joint technology transfer team (the “Technology Transfer Team”) to be appointed by both Parties through the JSC, which shall be reporting to the JSC. Each Party will designate a team with sufficient technical knowledge with respect to the Compound and/or Product to facilitate the transfer process. Within thirty (30) days following the written request of Aptose, the Technology Transfer Team shall hold a kickoff meeting (in person or by conference call) to discuss and agree on the content, format and timeline for the technology transfer, with all matters subject to review by the JSC and subsequent approval by the Parties. Parties shall finish the technology transfer process within a reasonable period of time mutually agreed upon by the Parties (currently expected to be within twelve (12) months of the Effective Date) (the “Transfer Period”).

2.8.7 Transfer Format. Any and all technical documentation (including but not limited to process descriptions, specifications, or analytical methods) relevant to the technology transfer shall be made available by Hanmi, at any time during the Transfer Period. The documents and data shall be transferred in searchable electronic format when available, or otherwise in written form, in English language. It is anticipated that most study reports, and regulatory communications and submissions will be transferred in PDF or DOC format. Regulatory documents that are typically updated on a regular basis will be transferred in the Word version of their most recent edition.

2.8.8 Transfer Support During the Support Period. For a period of One Hundred Eighty (180) days after the Transfer Period (the “Support Period”), Hanmi will provide to Aptose, at no cost, reasonable access to: (i) appropriate Hanmi CMC, regulatory, and quality personnel not to exceed three (3) FTEs to answer questions regarding the Product and (ii) appropriate Hanmi CMC, regulatory, and quality personnel not to exceed three (3) FTEs to transfer both formulated Drug Substance and Product analytical methods.

2.8.9 Transfer Support After the Support Period. After the end of the Support Period (or during the Support Period after any maximum FTE time set forth in Section 2.8.8 has been met), Hanmi shall provide, upon reasonable request by Aptose, technical consultation. Aptose shall reimburse Hanmi for all incurred out-of-pocket expenses and hourly charge at an FTE rate of [*] US Dollars ($[*]) per hour for all Hanmi, Hanmi’s Affiliates, and/or its third party contractors’ personnel’s consultation hours.

2.8.10 Treatment of Material Not Transferred After the Support Period. After the Support Period, if the Aptose discovers that any material that were to have been included during the Transfer Period has not been transferred, Aptose shall notify Hanmi and Hanmi will use reasonable efforts to promptly locate such material and transfer it to Aptose.

2.8.11 Further Services and the Service Agreement. Any further details that is not specified in the Technology Transfer Plan shall be negotiated in good faith by the Parties and be finally decided in the service agreement, which is to be entered into amongst the Parties after the Effective Date of this Agreement (hereinafter the “Service Agreement”). If Aptose requests Hanmi to perform any additional obligation not specified in the Technology Transfer Plan and/or the Service Agreement, Hanmi shall be allowed to charge for such service at a reasonable rate, as specified in the Service Agreement.

2.8.12 Performance of Technology Transfer. Hanmi will complete the technology transfer activities according to the Technology Transfer Plan or the Service Agreement, whichever is applicable, within the timelines as set forth therein. In furtherance thereof, Hanmi will make available to Aptose qualified Hanmi personnel having the necessary skill, expertise, and experience to accomplish the activities set forth in the Technology Transfer Plan, to answer any questions or provide instruction as reasonably requested by Aptose in writing concerning the items delivered pursuant to the Technology Transfer Plan.

2.9 Manufacturing.

2.9.1 Hanmi and Aptose will, within 60 days of the Effective Date, negotiate in good faith and execute a clinical supply agreement whereby Hanmi shall manufacture and supply quantities of Product that are reasonably required by Aptose to perform all Phase I Clinical Trials and Phase II Clinical Trials for Drug Substance and Products for all Indications based on the terms attached as Exhibit A (the “Phase I/II Clinical Supply Agreement”) and a related quality agreement to be negotiated in good faith by the Parties (the “Clinical Quality Agreement”).

2.9.2 Without limiting Section 2.9.1, with respect to supply of Drug Substance for Phase III Clinical Trials and for commercial use, Aptose shall have the right, upon written notice to Hanmi, to elect to have Hanmi manufacture and supply Drug Substance for Aptose and its Related Parties. Upon such election by Aptose, the Parties shall execute a definitive supply agreement on commercially reasonable terms that stipulates the quantities of Drug Substance to be supplied for the Phase III Clinical Trials and commercial supplies, upon a good faith negotiation by both Parties (“Phase III/Commercial Supply Agreement”) and a related quality agreement to be negotiated in good faith by the Parties (the “Phase III/Commercial Quality Agreement”). For avoidance of doubt, Hanmi will supply to Aptose only the Drug Substance, and not the Product under the Phase III/Commercial Supply Agreement, unless a separate agreement is reached for such activities.

2.9.3 If necessary, Hanmi may manufacture and supply Exhibit Batch to Aptose upon Aptose’s request. Before provision of the Exhibit Batch, the Parties shall enter into a separate contract specifying terms, including but not limited to the amount to be paid by Aptose to Hanmi for the Exhibit Batch.

2.9.4 Hanmi shall be responsible for any payments owed to Third Parties associated with Hanmi’s manufacture of Drug Substance and Products for Aptose as contemplated by this Agreement and the Supply Agreements.

2.10 Regulatory Matters.

2.10.1 Regulatory Filings. In the event that Aptose determines that any regulatory filings for any Compounds or Products are required for any activities hereunder, including INDs, NDAs and other Marketing Authorizations (as applicable), then as between the Parties, Aptose (or its Related Party) shall have the sole right, in its discretion, to obtain such regulatory filings in its (or its Related Party’s name) and as between the Parties, Aptose (or its Related Party) shall be the owner of all such regulatory filings. As between the Parties, Aptose (or its Related Party) shall have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to the Compounds and/or Products. For clarity, except as set forth in Section 2.7.1 with respect to the Ongoing Phase I Clinical Trial prior to transfer to Aptose, Hanmi shall have no right to, and shall not, make any IND or NDA regulatory filings for any Compounds or Products or otherwise interact with any Regulatory Authorities with respect to the Compounds or Products. Notwithstanding the foregoing, to the extent reasonably requested by Aptose and required or reasonably useful for Compound development, Hanmi shall provide information and reasonable assistance in the preparation, completion, or submission of any regulatory filings with respect to the Compounds and/or Products and any dealings with Regulatory Authorities in connection therewith. The Parties acknowledge that Hanmi has filed with a Regulatory Authority a DMF, which will be disclosed to Aptose in order to support any regulatory filings for any Compounds or Products to the extent required for any development activities for the Compound or Product hereunder, subject to redactions by Hanmi necessary to comply with confidentiality obligations to Third Parties. Hanmi hereby grants to Aptose and its designee a right of reference to any DMF applicable to Compounds or Products. Notwithstanding the foregoing, upon provision of the above information for regulatory filings, Aptose acknowledges that Hanmi may be able to provide the information only if the applicable third party gives the consent where such consent is necessary. Where such consent is not obtained, Hanmi shall cooperate with Aptose to mitigate any adverse effect of not receiving such information. All updates and material correspondence with a Regulatory Authority to the extent required for the development of the Compound or Product will be disclosed to Aptose. In the event additional Hanmi CMC information not provided to Aptose during the Technology Transfer is reasonably required for the development of a Compound in preparation, maintenance, or filing for a Product, Hanmi will provide a Right of Reference to such CMC information to Aptose, and Aptose will use such reference to the CMC information solely for the preparation, maintenance, or filing for a Product.

2.11 Pharmacovigilance.

2.11.1 For the collection, review, assessment, tracking, submission, and filing of information related to adverse events (“AEs”) and serious adverse events (“SAE”) associated with the Product(s), in accordance with CFR 312.32, 314.80 and comparable regulations, guidance, directives and the like governing AEs/SAEs associated with the Product(s) that are applicable outside of the United States, Hanmi shall be solely responsible until the withdrawal and/or transferring the sponsorship of any open INDs/CTAs related to the Product, and Aptose shall be solely responsible afterwards.

2.11.2 Within thirty (30) days of the Effective Date, Hanmi will provide Aptose with legacy SAE reports, as well as overdose, pregnancy/lactation, lack of effect and events of clinical interest reports in the form of an electronic copy of XML files as well as the records of submission for the reports.

2.12 China & Korea Commercialization Right. In the event that (a) Aptose develops a Product containing the Compound and intends to file for Marketing Authorization for such Product in Korea and/or in China or (b) earlier, in Aptose’s discretion, Aptose desires to enter into a sublicense agreement with a Third Party for the right to exclusively commercialize such Product in Korea and/or China, Aptose will provide written notice to Hanmi of the same (and will use reasonable efforts to provide such notice at least one year prior to the anticipated time for launch of such Product in Korea and/or in China) or following such election of Aptose, as applicable. Hanmi shall have the right of first negotiation, by delivery of written notice to Aptose within thirty (30) days following Aptose’s written notice to Hanmi and subject to Hanmi possessing appropriate commercialization and other resources at such time, to elect to negotiate the terms and conditions of an agreement pursuant to which Hanmi would obtain the right to commercialize such Product in Korea and/or in China. Following receipt of notice of Hanmi’s election, and for a period of up to three months thereafter (the “Negotiation Period”), the Parties shall negotiate in good faith a definitive agreement governing the terms and conditions under which Hanmi shall commercialize (including booking sales of) such Product(s) in Korea and/or in China (the “China & Korea Commercialization Agreement”). In the event the Parties do not reach agreement on the terms of the China & Korea Commercialization Agreement within such Negotiation Period, then Aptose shall have the right, either itself or by or through its Affiliates or one or more Third Party Sublicensees, to continue Exploitation of such Product in Korea and China without any ongoing obligation to Hanmi pursuant to this Section 2.12, provided that, for a period of six months after the end of such Negotiation Period, Aptose shall not enter into an agreement with a Third Party for rights to exclusively commercialize such Product in Korea and/or China on terms and conditions that, taken as a whole, are more favorable to such Third Party than those last offered to Hanmi, without giving Hanmi a period of fifteen (15) days to match such terms and conditions. The China & Korea Commercialization Agreement shall include transfer price and other economic considerations as may be negotiated at such time, so Hanmi can book sales (if practicable based on then-current applicable accounting standards) in Korea and/or in China and retain a reasonable marketing margin.

ARTICLE 3 JOINT STEERING COMMITTEE

3.1 Joint Steering Committee. Within thirty (30) days of the Effective Date, the Parties will form a joint steering committee (the “JSC”) to serve as a forum for information exchange and discussion with respect to development and regulatory activities relating to the Compound and Product in the Field in the Territory.

3.2 Composition. The JSC will be comprised of an equal number of members appointed by each of Aptose and Hanmi, which members shall be employees of the applicable Party with appropriate experience and authority. Each Party will notify the other Party of its initial JSC members within thirty (30) days after the Effective Date. Each Party may change its JSC members at any time by written notice of the other Party, which may be delivered at a scheduled meeting of the JSC. Any member of the JSC may designate a substitute to attend and perform the function of that member at any meeting of the JSC. The JSC shall appoint one of its members as chairman, whose role shall be to convene and preside at meetings of the JSC, but the chairman shall not be entitled to prevent items from being discussed. Each Party may, with the consent of the other Party, such consent not to be unreasonably withheld or delayed, invite non-member representatives of such Party to attend meetings of the JSC.

3.3 Responsibilities. The JSC shall, unless as otherwise agreed to by the Parties, may:

3.3.1 periodically review and discuss the development of the Product;

3.3.2 review the design and protocols for any clinical studies (Phase I/II/III Clinical Trials) for the Compound and the Product in the Field;

3.3.3 facilitate the exchange between the Parties of information regarding development and regulatory activities with respect to the Product;

3.3.4 review publications with respect to the Product in the Field in accordance with Section 4.2;

3.3.5 review, discuss and prepare the Technology Transfer Plan for approval by the Parties; and

3.3.6 perform such other duties as are specifically assigned by the Parties to the JSC in this Agreement.

3.4 Meetings. The JSC will hold a meeting twice every calendar year, or sooner or later, as reasonably agreed to by the Parties, with at least one (1) time face-to-face meeting annually. Other than the annual mandatory in-person meeting, meetings may be in person, via videoconference, or via teleconference. The location of in-person JSC meetings will be determined by the Parties. Each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion at such meeting, together with appropriate information related thereto. Reasonably detailed written minutes will be kept of all JSC meetings. The Parties will rotate the responsibility for recording, preparing and issuing draft minutes of each JSC meeting. Meeting minutes will be sent to each member of the JSC for review and approval within thirty (30) business days after the meeting. Minutes will be deemed approved unless a member of the JSC objects to the accuracy of such minutes within fifteen (15) business days of receipt. Each Party will bear its own costs, including travel expenses, incurred by its JSC members or by any additional non-member participants of a Party in connection with their attendance at JSC meetings and other activities related to any JSC.

3.5 Decisions. The Parties agree that the JSC shall have no decision-making authority with respect to any matters related to this Agreement, or either Party’s development and commercialization activities. After the First Commercial Sale of a Product, unless otherwise agreed upon by the Parties, the JSC shall be disbanded if there are no ongoing or planned development activities for any Product and all references in this Agreement to activities or responsibilities of the JSC will automatically become references to activities or responsibilities of the Parties.

ARTICLE 4 CONFIDENTIALITY AND PUBLICATION.

4.1 Nondisclosure Obligation. All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

4.1.1 is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

4.1.2 is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

4.1.3 is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

4.1.4 is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;

4.1.5 is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct Clinical Trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

4.1.6 is deemed necessary by Aptose to be disclosed to Related Parties, agent(s), consultant(s), actual or potential sublicensees or acquirors and/or other Third Parties for purposes that Aptose and its Related Parties deem necessary or advisable in the ordinary course of business, including in connection with the Exploitation of any Compound and/or Product under this Agreement, provided that such Related Parties, agent(s), consultant(s) and/or Third Parties agree to be bound by confidentiality and non-use obligations that are no less stringent than those contained in this Agreement for no less than five (5) years, and where Aptose shall be responsible for their breach of confidentiality and non-use obligations; or

4.1.7 is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such attorneys, independent accountants and financial advisors shall be no less than five (5) years.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

If a Party is required by judicial or administrative process (including a request for discovery received in an arbitration or litigation proceeding) to disclose Information that is subject to the non-disclosure provisions of this Section 4.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall otherwise remain subject to the confidentiality and non-use provisions of this Section 4.1, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information. The disclosing Party shall ensure that the scope of disclosure is to the minimum extent possible that is required by the law or court order.

4.2 Publication. Except to the extent required to comply with any existing Third Party contractual obligations existing as of the Effective Date relating to the Ongoing Phase I Clinical Study, Hanmi shall not publish, present or disclose any information relating to the Compound or Product. Hanmi shall deliver to Aptose a copy of any such proposed written publication or an outline of an oral disclosure at least 30 days prior to submission for publication or presentation. Hanmi will remove any confidential information of Aptose from any such publication or presentation and will delay any such publication or presentation to the extent requested by Aptose to allow for patent filings on any information disclosed in such publication or presentation. Additionally, Hanmi shall reasonably consider any modifications to the publication or presentation requested by Aptose prior to submission of the publication or presentation.

4.3 Publicity/Use of Names. No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law. Promptly following the Effective Date, Hanmi may issue the press release attached hereto as Exhibit B, and thereafter the Parties may discuss and publicize the transaction to the extent set forth in such press release.

ARTICLE 5 PAYMENTS; ROYALTIES AND REPORTS

5.1 Upfront Payment. In consideration of the licenses and other rights granted to Aptose hereunder, upon the terms and conditions contained herein, within fifty (50) days following the Effective Date, Aptose shall pay to Hanmi a non-refundable, non-creditable, one-time upfront payment in the amount of (U.S. $12,5000,000). Out of the total upfront amount, (U.S. $5,000,000) shall be payable in cash and (U.S. $7,500,000) shall be payable in equity, in the form of Aptose’s common shares (the “Aptose Shares”). The number of Aptose Shares to be issued to Hanmi shall be equal to the number obtained by dividing U.S. $7,500,000 (for the avoidance of doubt, which shall be the numerator) by the average Market closing price of the Aptose Shares on the NASDAQ stock market over the five (5) trading day period ending on the Effective Date (which shall be the denominator). If the number obtained through the above calculation are not an even number, the number of Aptose Shares shall be obtained by rounding off to the nearest whole number. If Aptose’s common shares are not listed on the NASDAQ stock market on the Effective Date, then the denominator shall be the average price over the forty-five (45) trading day period ending on the Effective Date.

5.2 Development Milestone Payments. Subject to the terms and conditions of this Agreement, on a Product-by-Product basis, Aptose shall make the following non-refundable, non-creditable, one-time development milestone payments to Hanmi within sixty (60) days after the first achievement of each specified milestone event for a Product by Aptose or a Related Party hereunder during the Term:

Milestone Event	Milestone Payment (First Indication)	Milestone Payment (Second Indication)	Milestone Payment (Third Indication)
1) Dosing of the first patient in the first Phase II Clinical Trial	U.S. $ [*] million	U.S. $ [*] million	None
2) Dosing of the first patient in the first Phase III Clinical Trial	U.S. $ [*] million	U.S. $ [*] million	U.S. $ [*] million
3) First Acceptance of an NDA in the US	U.S. $ [*] million	U.S. $ [*] million	U.S. $ [*] million
4) First receipt of Marketing Authorization in the US	U.S. $ [*] million	U.S. $ [*] million	U.S. $ [*] million
5) First receipt of Marketing Authorization in the EU	U.S. $ [*] million	U.S. $ [*] million	U.S. $ [*] million
6) First receipt of Marketing Authorization in Japan	U.S. $ [*] million	U.S. $ [*] million	U.S. $ [*] million

Each milestone payment in this Section 5.2 shall be payable only upon the first achievement of such milestone for each Product and no amounts shall be due for subsequent or repeated achievements of such milestone for the same Product. Notwithstanding the foregoing, in the event a milestone was achieved by a Product containing the Compound as a single agent and such milestone is then subsequently (or was previously) achieved by a Combination Product that contains such Compound in combination with Other Product(s), no amounts shall be due for such subsequent achievement. For the purpose of this Section 5.2, all Products that contain the same Compound as a single agent (including all forms, formulations, dosage forms, and methods of delivery thereof) shall be deemed the same Product and all Combination Products that contain the same combination of Compound and Other Product(s) (including all forms, formulations, dosage forms, and methods of delivery thereof) shall be deemed the same Product.

The maximum amount payable under this Section 5.2 for each Product is U.S. $64.5 million for the First Indication, U.S. $34 million for the Second Indication and U.S. $29 million for the Third Indication.

If a later milestone event in the chart above is achieved for a Product and milestone event that is for an earlier stage of development for such Product in such Indication (and such country, if applicable) in the chart above has not been achieved at such time, then such earlier milestone event(s) shall be deemed achieved for such Product in such Indication (and such country, if applicable) upon achievement of such later milestone event for such Product in such Indication (and such country, if applicable) and the payments corresponding to all such earlier milestone event(s) also shall be due upon achievement of such later milestone event. For clarity, achievement of milestone event #5 or milestone event #6 will not trigger achievement of milestone event #3 or milestone event #4.

For the avoidance of doubt, Aptose shall make the above development milestone payments to Hanmi when each specified milestone event is first achieved, regardless of whether such milestone event is achieved by Aptose directly or by a Related Party, including but not limited to a sublicensee.

5.3 Sales-Based Milestone Payments.

5.3.1 Subject to the terms and conditions of this Agreement, including Section 5.3.2, in the event that the aggregate of all Net Sales of all Products made by Aptose or any of its Affiliates or sublicensees in a given Calendar Year exceeds a threshold (each, an “Annual Net Sales Milestone Threshold”) set forth in the left-hand column of the table immediately below (the “Annual Net Sales-Based Milestone Table”), Aptose shall pay to Hanmi a milestone payment (each, an “Annual Net Sales-Based Milestone Payment”) in the corresponding amount set forth in the right-hand column of the Annual Net Sales-Based Milestone Table. In the event that in a given Calendar Year more than one (1) Annual Net Sales Milestone Threshold is exceeded, Aptose shall pay to Hanmi a separate Annual Net Sales-Based Milestone Payment with respect to each Annual Net Sales Milestone Threshold that is exceeded in such Calendar Year. Each such milestone payment shall be due within sixty (60) days of the end of the Calendar Year in which such milestone was achieved.

Annual Net Sales Milestone Threshold	Milestone Payment
Annual Net Sales by Aptose or its Related Parties of Product equals or exceeds 250 Million USD ($ 250,000,000) in any single Calendar Year	U.S. $ [*] million
Annual Net Sales by Aptose or its Related Parties of Product equals or exceeds 500 Million USD ($ 500,000,000) in any single Calendar Year	U.S. $ [*] million
Annual Net Sales by Aptose or its Related Parties of Product equals or exceeds 1 Billion USD ($ 1,000,000,000) in any single Calendar Year	U.S. $ [*] million
Annual Net Sales by Aptose or its Related Parties of Product equals or exceeds 2 Billion USD ($ 2,000,000,000) in any single Calendar Year	U.S. $ [*] million

5.3.2 Notwithstanding anything contained in Section 5.3.1, each milestone payment in this Section 5.3 shall be payable only upon the first achievement of such milestone in a given Calendar Year, and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years. The maximum amount payable under this Section 5.3 is U.S. $280 million.

5.4 Royalties.

5.4.1 Royalties Payable by Aptose. Subject to the terms and conditions of this Agreement, including Section 5.4.2, during the Royalty Period, Aptose shall pay Hanmi royalties, calculated as set forth below:

(a) The royalty amount shall be calculated by multiplying the respective Royalty Rate as shown below in the table to the respective aggregate Annual Net Sales of all Products made by Aptose or any of its Affiliates or sublicensees (except for the Sublicensee Revenue in China, which royalty shall be calculated separately according to Section 5.4.3) for each Calendar Year:

Aggregate of all Annual Net Sales of all Products made by Aptose or any of its Affiliates or sublicensees	Royalty Rate
Less than or equal to U.S. $ 250 Million	[*] %
U.S. $ 250 Million < X < U.S. $ 500 Million	[*] %
U.S. $ 500 Million < X < U.S. $ 1 Billion	[*] %
U.S. $ 1 Billion < X < U.S. $ 2 Billion	[*] %
Greater than U.S. $ 2 Billion	[*] %

For the avoidance of doubt, if Aptose incurs direct sales in China, such Annual Net Sales amount shall be aggregated to the Annual Net Sales of all Products made by Aptose.

(b) Royalties pursuant to Section 5.4.1(a) shall be calculated based on worldwide Net Sales of each Product in the Territory. Royalties shall be payable, on a country-by-country and Product-by-Product basis, from and after the First Commercial Sale of a given Product in a given country until the expiration of the latest of: (i) the last-to-expire Valid Patent Claim in such country; (ii) the expiration date of any regulatory exclusivity for such Product and (iii) for a period of ten (10) years following the First Commercial Sale of such Product in such country (the “Royalty Period”). If generic competition should occur in such country prior to the expiration of the Royalty Period, then the royalty rate shall be reduced by fifty percent (50%) on a country-by-country and Product-by-Product basis, provided should such generic competition be later terminated, the reduced royalty rate will be reinstituted starting at the beginning of the next Calendar Quarter after such termination.

(c) All royalties are subject to the following conditions:

(i) that only one royalty shall be due with respect to the same unit of Product;

(ii) that no royalties shall be due upon the sale or other transfer among Aptose or its Related Parties, but in such cases the royalty shall be due and calculated upon Aptose’s or its Related Party’s Net Sales to the first independent Third Party;

(iii) no royalties shall accrue on the sale or other disposition of Product by Aptose or its Related Parties for use in a Clinical Trial or other development activity or for compassionate, emergency authorization, or named-patient use; and

(iv) no royalties shall accrue on the disposition of Product in reasonable quantities by Aptose or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

5.4.2 Third Party Licenses. In the event that Aptose or its Related Parties obtains after the Effective Date a license under, or other rights to, Patent Rights or know-how or other intellectual property from any Third Party(ies) that are reasonably necessary in order to Exploit any Compounds (hereinafter “Third Party Licenses”), fifty percent (50%) of all payments actually paid under such Third Party Licenses by Aptose or its Related Parties shall be creditable against the royalty payments due to Hanmi by Aptose with respect to the sale of such Products (or the Products containing such Compounds) pursuant to Section 5.4.1. Notwithstanding the foregoing, in no event shall the royalties owed by Aptose to Hanmi for such Calendar Quarter be reduced as a result of this Section 5.4.2 by more than fifty percent (50%) of the royalties otherwise payable to Hanmi; provided that, Aptose shall have the right to carry-forward to subsequent Calendar Quarters any deductions that it was not able to deduct as a result of the foregoing restriction.

5.4.3 Royalty Floor. In no event will the aggregate amount of royalties due to Hanmi for a Product in any given Calendar Quarter during the Royalty Period for such Product be reduced to less than 25% of the amount that otherwise would have been due and payable to Hanmi in such Calendar Quarter for such Product but for the reductions set forth in Section 5.4.1(b) and Section 5.4.2; provided that, Aptose shall have the right to carry-forward to subsequent Calendar Quarters any deductions that it was not able to deduct as a result of the foregoing restriction.

5.4.4 China Sublicensing Royalty Payment. If Aptose sublicenses a Product to a Third Party in China, then Aptose shall pay to Hanmi [*] percent ([*]%) (the “Sublicensing Royalty Payment”) of such Sublicensee Revenue.

5.5 Reports; Payment of Royalty. During the Term, within sixty (60) days following the end of each Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of any Product occurs in any country, Aptose shall furnish to Hanmi a quarterly written report showing the Net Sales of all Products subject to royalty payments sold by Aptose and its Related Parties in the Territory during such Calendar Quarter and the royalties payable under this Agreement. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Aptose shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.6 Audits.

5.6.1 Upon the written request of Hanmi and not more than once in each Calendar Year, Aptose shall permit an independent certified public accounting firm of nationally recognized standing selected by Hanmi and reasonably acceptable to Aptose, at Hanmi’s expense, to have access during normal business hours to such of the records of Aptose as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than thirty-six (36) months prior to the date of such request, unless a discrepancy has been found. The accounting firm shall disclose to Hanmi whether the royalty reports are correct or incorrect and the amount of any discrepancy, as well as such information as is reasonably necessary to provide Hanmi with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. No other information shall be provided to Hanmi.

5.6.2 If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date Hanmi delivers to Aptose such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. In the event of underpayment, the Aptose shall pay the underpaid amount as well as the interest payment to Hanmi in accordance with the Section 5.8. The fees charged by such accounting firm shall be paid by Hanmi; provided, however, that if such audit uncovers an underpayment of royalties hereunder that exceeds five percent (5%) of the total royalties owed, then the fees of such accounting firm shall be paid by Aptose.

5.6.3 Aptose shall include in each Sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Aptose, to keep and maintain records of sales made pursuant to such Sublicense and to grant access to such records by Hanmi’s independent accountant to the same extent required of Aptose under this Agreement.

5.6.4 Upon the expiration of sixty (60) months following the end of any Calendar Year, unless a discrepancy has been found, the calculation of royalties payable with respect to such Calendar Year shall be binding and conclusive upon Hanmi, and Aptose and its Related Parties shall be released from any liability or accountability with respect to royalties for such Calendar Year.

5.6.5 Hanmi shall treat all financial information subject to review under this Section 5.6 or under any Sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Aptose and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.7 Payment Exchange Rate. All payments to be made by Aptose to Hanmi under this Agreement shall be made in United States dollars and may be paid by check made to the order of Hanmi as may be designated in writing by Hanmi from time to time. If any currency conversion shall be required in connection with any payments under this Agreement, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars reported in the Wall Street Journal for the last business day of the Calendar Quarter to which the above payments pertain.

5.8 Interest on Late Payments. To the extent permitted by Applicable Law, interest shall be payable on any payments that are undisputed and invoiced, but not paid on or before the date thirty (30) days after the date such payments are due under this Agreement at the rate of six percent (6%) per year or the maximum rate allowable by Applicable Law, whichever is less.

5.9 Income Tax Withholding. Hanmi shall be liable for income taxes imposed upon it with respect to any payments received by it pursuant to this Agreement (the “Agreement Payments”). If Applicable Law requires the withholding of taxes from any Agreement Payment, Aptose shall make such withholding payments and shall subtract the amount thereof from the Agreement Payments. Aptose shall submit to Hanmi appropriate proof of timely payment of the withheld taxes as well as the official government receipts within a reasonable period of time. Aptose shall provide Hanmi reasonable assistance in order to allow Hanmi to obtain the benefit of any present or future treaty against double taxation or other exemption or reduction of withholding taxes that may apply to the Agreement Payments. It is understood and agreed between the Parties that any Agreement Payments that are required to be made are exclusive of any value added or similar indirect tax (“VAT”), which shall be added thereon as applicable and at the relevant rate, which additional amount also shall be paid by Hanmi. Hanmi will pay the amount of VAT properly chargeable in accordance with the laws and regulations of the country in which the VAT is chargeable. Each Party agrees that it shall provide to the other Party any information and copies of any documents within its control to the extent reasonably requested by the other Party for the purposes of (i) determining the amount of VAT chargeable on any supply made under this Agreement, (ii) establishing the place of supply for VAT purposes, or (iii) complying with its VAT reporting or accounting obligations.

ARTICLE 6 TRADEMARKS

6.1 Aptose agrees not to use, in connection with the sale of Product, any trademarks which are identical to or confusingly similar to any trademarks registered or used by Hanmi or its Affiliates in the commercialization of its products. Hanmi agrees not to use, in connection with the sale of any of its products, any trademarks which are identical to or confusingly similar to any trademarks registered or used by Aptose or its Affiliates in the commercialization of Products.

6.2 If the Parties enter into the China & Korea Commercialization Agreement, such agreement shall include a royalty-free license from Aptose to Hanmi to use Aptose’s trademark of Product(s) (hereinafter the “Trademark(s)”) in connection with the Exploitation of Product in the Hanmi Territory.

6.3 Hanmi shall not register any trademark or trade name identical with, similar to, or potentially confusing or conflicting with the Trademarks in the Hanmi Territory.

ARTICLE 7 REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Effective Date:

7.1.1 such Party is duly organized and validly existing under the laws of the state or jurisdiction of its organization and has full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder;

7.1.2 the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party;

7.1.3 this Agreement has been duly executed by such Party;

7.1.4 this Agreement and any other documents contemplated hereby constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law of general application affecting the rights and remedies of creditors; and

7.1.5 the execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder will not (i) in any respect violate any statute, regulation, judgment, order, decree or other restriction of any governmental authority to which such Party is subject, (ii) violate any provision of the corporate charter, by-laws or other organizational documents of such Party, or (iii) constitute a violation or breach by such Party of any provision of any contract, agreement or instrument to which such Party is a party or to which such Party may be subject.

7.2 Hanmi Representations and Warranties. Hanmi represents and warrants to Aptose that as of the Effective Date:

7.2.1 all issued Patent Rights with the Hanmi Patent Rights are in full force and effect, and, to the best of Hanmi’s knowledge without duty of inquiry, the Hanmi Patent Rights exist and such issued Patent Rights are not invalid or unenforceable, in whole or in part;

7.2.2 Hanmi and its Affiliates has the full right, power and authority to enter into this Agreement, to perform the activities hereunder and to grant the licenses granted hereunder (including under Article 2);

7.2.3 Hanmi and its Affiliates have the right to perform the manufacturing technology transfer as contemplated by this Agreement without any restrictions imposed by any Third Party and without incurring any fees payable to any Third Party;

7.2.4 Hanmi has the right to manufacture the Drug Substance and Products for Aptose as contemplated by this Agreement and the Supply Agreements without any obligation to pay any Third Party any milestone, royalty or other financial payment associated with exercising such manufacturing right;

7.2.5 Hanmi and its Affiliates have not, prior to the Effective Date, (i) assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Hanmi Patent Rights, or (ii) otherwise granted any rights to any Third Parties that would conflict with the rights granted to Aptose hereunder;

7.2.6 Hanmi and/or its Affiliates are the sole and exclusive owners of the Hanmi Patent Rights, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has any valid claim of ownership whatsoever with respect to the Hanmi Patent Rights. Hanmi is an owner of or has a valid license or other right to use (and right to grant Aptose a license to use) all non-public Information in the possession of Hanmi or its Affiliates that is necessary or useful with respect to the Exploitation of any Compound and/or Product in the Territory;

7.2.7 there are no claims, judgments or settlements against or owed by Hanmi (or any of its Affiliates) and no pending or threatened (in writing) claims or litigation relating to the Hanmi Patent Rights and Hanmi Know-How;

7.2.8 Hanmi has disclosed to Aptose all reasonably relevant information under Hanmi’s control which Aptose has requested regarding (i) the Compounds and/or Products and/or (ii) the Hanmi Patent Rights and Hanmi Know-How licensed under this Agreement, including (a) any licenses and material agreements related to the Hanmi Patent Rights, Hanmi Know-How, Compounds and/or Products and (b) all reasonably relevant safety and efficacy information related to the Compounds and/or Products;

7.2.9 Hanmi has disclosed to Aptose the existence of any patent opinions related to the Hanmi Patent Rights and Hanmi Know-How licensed under this Agreement;

7.2.10 neither Hanmi nor any of its Affiliates has received any written notification from a Third Party that the Exploitation of any Compound or Product infringes or misappropriates the Patent Rights or know-how owned or otherwise controlled (through license or otherwise) by such Third Party, nor any offer to license any such Patent Rights;

7.2.11 Schedule 1.40 sets forth a true, correct and complete list of Hanmi Patent Rights existing as of the Effective Date and such schedule contains all application numbers and filing dates, registration numbers and dates, jurisdictions and owners. The Hanmi Patent Rights and Hanmi Know-How constitute all intellectual property owned or otherwise controlled (through license or otherwise) by Hanmi (or any of its Affiliates) that are necessary, or otherwise used by Hanmi or any of its Affiliates in connection with, the Compounds or Products or the Exploitation thereof;

7.2.12 Hanmi has disclosed to Aptose all material information and data and all material correspondences which Hanmi controls to/from any Regulatory Authority, in each case related to the any Compounds and/or Products, regardless of whether such data and information would have a positive, negative or neutral impact on the potential commercial, scientific or strategic value or attractiveness of any Compounds and/or Products;

7.2.13 Hanmi has obtained all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by it as of the Effective Date, as applicable, in connection with the execution, delivery and performance of this Agreement;

7.2.14 except as set forth on Schedule 7.2.14, neither Hanmi nor any of its Affiliates has obtained, or filed for, any INDs, NDAs or Marketing Authorizations for any Compounds or Products, and, to the best of Hanmi’s knowledge, no other Person has obtained, or filed for, any INDs, NDAs or Marketing Authorizations for any Compounds or Products;

7.2.15 (a) all manufacture of Compounds and Products prior to the Effective Date has been performed in all material respects in accordance with applicable GMP requirements, (b) all Clinical Trials related to the Compound or Product conducted by or on behalf of Hanmi prior to the Effective Date have been conducted in all material respects in accordance with all requirements of applicable Regulatory Authorities, and (c) without limiting subsection (a) and (b), to the best of Hanmi’s knowledge, all research and development (including non-clinical studies and Clinical Trials) related to the Compounds or Products prior to the Effective Date has been conducted in all material respects in accordance with all Applicable Law;

7.2.16 to Hanmi’s knowledge, all information and data provided by or on behalf of Hanmi to Aptose on or before the Effective Date in contemplation of this Agreement was and is true and accurate and complete in all material respects;

7.2.17 the officers, directors and employees representing Hanmi in connection with this Agreement are not located in the United States of America, any of its territories or possessions, any state of the United States, or the District of Columbia (collectively, the “United States”); Hanmi did not receive an offer to acquire Aptose Shares within the United States; and this Agreement was not executed on behalf of Hanmi, nor did Hanmi otherwise place its order to acquire Aptose Shares from within the United States;

7.2.18 Hanmi understands and acknowledges that the Aptose Shares to be received under this Agreement will be “restricted securities” within the meaning of the United States Securities Act of 1933, as amended, and may be offered and sold only in transactions that do not require registration under the United States Securities Act of 1933, as amended; and certificates representing such common shares will, for so long as required by United States federal securities laws, bear a legend to such effect;

7.2.19 Hanmi is acquiring the Aptose Shares as principal and not as agent, with no view to resale or distribution in reliance on the exemption from the prospectus requirement set out in Section 2.12 of National Instrument 45-106 – Prospectus Exemptions;

7.2.20 Hanmi has had an opportunity to ask questions to, and receive answers from, the officers of Aptose concerning the Aptose Shares as part of the consideration described in this Agreement;

7.2.21 Hanmi understands that the certificate representing Aptose Shares will have the following legend endorsed thereupon:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT DATE THAT IS 4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE]”

7.2.22 Hanmi acknowledges that it has not received any written or oral representations from Aptose:

(a) that any person may resell or repurchase the Aptose Shares;

(b) that the Aptose Shares will be freely tradeable by Hanmi without any restrictions or hold periods;

(c) that any person will refund the purchase price of the Aptose Shares; or

(d) as to the future price or value of the Aptose Shares.

7.3 Aptose Representations and Warranties. Aptose represents and warrants that: (i) the Aptose Shares issuable pursuant to Section 5.1 have been duly authorized and, upon issuance, will be validly issued and fully paid in compliance with any applicable laws, regulations, and internal policies: (ii) assuming the accuracy of Hanmi’s representations and warranties in Section 7.2, the issuance of such Aptose Shares will not be required to be registered under the United States Securities Act of 1933, as amended and will be exempted from the registration thereunder; (iii) except those that have been taken or obtained (a detailed list of which shall be provided to Hanmi upon the issuance of the Aptose Shares), no approvals or consents from any government authorities and other Persons is required to be taken or obtained in connection with this Agreement, and the issuance of the Aptose Shares;, and (iv) upon issuance the Aptose Shares will be free of any limitation, liens, charges or encumbrances on transfer, except for those restrictions imposed by applicable securities laws, as described in Sections 7.2.18 and 7.2.21.

7.4 Compliance with Law and Ethical Business Practices.

7.4.1 All research and development of the Compounds and Products conducted by Hanmi and to be conducted by Aptose was or will be in accordance in all material respects with all Applicable Law.

7.4.2 Hanmi acknowledges that Aptose’s corporate policy requires that Aptose’s business must be conducted within the letter and spirit of the law. By signing this Agreement, each Party agrees that it has conducted the research and development of the Compound and/or Product in a manner which is consistent with both law and good business ethics.

7.4.3 Neither Party has made any payment, either directly or indirectly, of money or other assets (hereinafter collectively referred as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred as “Officials”) where such Payment would constitute violation of any law. In addition, regardless of legality, neither Party has made Payment either directly or indirectly to Officials if such Payment was for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of such other Party’s business.

7.4.4 Each Party acknowledges that no employee of the other Party or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by such Party or its agents to any Third Party in violation of terms of this or any other provisions of this Agreement.

7.4.5 Each Party certifies to the other Party that as of the date of this Agreement that such Party has screened itself, and its officers, directors and employees against the Exclusions Lists and that it has informed the other Party whether such Party, or any of its officers or directors has been in Violation.

7.4.6 Each Party represents and warrants to the other Party that it (and its Affiliates) has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under the Applicable law, with respect to the Compounds or Products (including the Exploitation thereof) or otherwise in performing any of its obligations under this Agreement.

7.4.7 In accordance with Article 8, each Party shall indemnify and hold the other Party and any of its Affiliates harmless from and against any and all liabilities (including all costs and reasonable attorneys’ fees associated with defending against such claims) that may arise by reason of the acts or omissions of such Party or its agents or other Third Parties acting on such Party’s behalf which that constitute a violation of this Section 7.4.

7.5 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 8 INDEMNIFICATION.

8.1 Indemnification by Aptose. Aptose shall defend, hold harmless and indemnify Hanmi and its Affiliates and their respective directors, officers, employees and agents (“Hanmi Indemnitee(s)”), from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all Third Party suits, investigations, claims, or demands of Third Parties (collectively, “Claims”) to the extent resulting from or arising out of: (1) the gross negligence, willful misconduct, fraud or breach of any representation, warranty or obligation under this Agreement by Aptose or an Aptose Indemnitee; (2) Aptose’s or any Aptose Indemnitee’s failure to comply with Applicable Laws; or (3) any Exploitation of the Compounds or Products by or on behalf of Aptose or its Related Parties; except in each case (1)-(3) to the extent such Claims are attributable to the gross negligence, willful misconduct, fraud or breach of this Agreement by Hanmi or a Hanmi Indemnitee or any Hanmi Indemnitee’s failure to comply with Applicable Laws.

8.2 Indemnification by Hanmi. Hanmi shall defend, hold harmless and indemnify Aptose and its directors, officers, employees and agents (“Aptose Indemnitee(s)”), from and against any and all Losses in connection with any and all Claims to the extent resulting from or arising out of: (1) the Exploitation of the Compound or Product prior to the Effective Date, (2) the performance of the Ongoing Phase I Clinical Trials prior to any transfer of such trial to Aptose in accordance with Section 2.8.1, (3) the gross negligence, willful misconduct, fraud or breach of any representation, warranty or obligation under this Agreement by Hanmi or a Hanmi Indemnitee; or (4) Hanmi’s or any Hanmi Indemnitee’s failure to comply with Applicable Laws; except in each case (1) through (4) to the extent such Claims are attributable to the gross negligence, willful misconduct, fraud or breach of this Agreement by Aptose or an Aptose Indemnitee or any Aptose Indemnitee’s failure to comply with Applicable Laws.

8.3 Procedure. In the event of a Third Party Claim against a Party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. Without a prior written approval of the scope of a settlement by the other Party, either Party shall not settle any claim, unless such settlement fully and unconditionally releases the other Party from all liability relating thereto and such settlement is without payment or other consideration by such other Party.

ARTICLE 9 IP PROVISIONS.

9.1 Ownership.

9.1.1 Each Party shall own all right, title and interest in and to all inventions and intellectual property generated or invented by or on behalf of such Party under this Agreement. Ownership shall be determined in accordance with U.S. patent law.

9.1.2 Aptose agrees not to raise any Patent Challenge, directly or through any third party.

9.2 Filing, Prosecution and Maintenance of Patents.

9.2.1 Hanmi Patent Rights. Aptose shall have the first right to prosecute and maintain in the Territory, upon appropriate consultation with Hanmi, the Hanmi Patent Rights licensed to Aptose under this Agreement. Aptose shall keep Hanmi advised of the status of the Hanmi Patent Rights and, upon Hanmi’s request, shall provide advance copies of any papers related to the prosecution and maintenance of the Hanmi Patent Rights. Aptose shall give Hanmi an opportunity to review the text of any patent application before filing, shall consult with Hanmi with respect thereto, and shall supply Hanmi with a copy of the application as filed, together with notice of its filing date and serial number. Aptose shall promptly give notice to Hanmi of the grant, lapse, revocation, surrender, invalidation or abandonment of any Hanmi Patent Rights licensed to Aptose for which Aptose is responsible for the prosecution and maintenance. Aptose shall give notice to Hanmi of any desire to cease prosecution and/or maintenance of Hanmi Patent Rights on a country-by-country basis in the Territory and, in such case, shall permit Hanmi, in its sole discretion, to continue prosecution or maintenance of such Hanmi Patent Rights at its own expense.

9.2.2 Patent Term Extension. The Parties shall cooperate fully with each other to provide necessary information and assistance, as the other Party may reasonably request, in obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Hanmi Patent Rights. In the event that elections with respect to obtaining such patent term extension are to be made, Aptose shall have the right to make the election and Hanmi agrees to abide by such election.

9.2.3 Other Cooperation. The Parties agree to cooperate fully and provide any information and assistance that either may reasonably request for the filing, prosecution and maintenance of Hanmi Patent Rights. The Parties further agree to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 102(c) for U.S. patents and patent applications.

9.2.4 Filing, Prosecution and Maintenance Expenses. With respect to all filing, prosecution and maintenance activities under this Section 9.2, the filing and/or prosecuting Party shall be responsible for payment of all costs and expenses related to such activities.

9.2.5 Inventor Remuneration. Hanmi shall comply with all applicable country-specific inventor remuneration Applicable Law associated with Hanmi Patent Rights when inventor remuneration obligations are triggered by an employee of Hanmi and/or its Affiliates, or a Third Party acting on behalf of Hanmi and/or its Affiliates.

9.3 Interference, Derivation, Opposition, Reexamination, Reissue, Supplemental Examination, Inter Partes Review and Post-Grant Review Proceedings.

9.3.1 Infringement of Third Party Rights. Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. The Parties shall discuss in good faith strategies for addressing the matter and cooperate with each other to terminate such infringement without litigation.

9.3.2 Third Party Initiated Proceedings. Each Party shall, within ten (10) days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, derivation proceeding, opposition, reexamination requested by a Third Party, inter partes review, post-grant review or similar contested administrative proceeding involving a Third Party relating to Hanmi Patent Rights. Aptose and Hanmi shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Aptose shall have the first right to control such proceedings in the Territory with respect to Hanmi Patent Rights, and Hanmi shall have the right to review and comment on any submission to be made in connection with such proceeding and Aptose shall reasonably consider any comments timely provided by Hanmi.

9.3.3 Party Initiated Proceedings. Aptose shall have the first right to initiate a reexamination, supplemental examination, reissue or similar administrative proceeding relating to Hanmi Patent Rights in the Territory. Notwithstanding the foregoing, Aptose shall not initiate any such proceeding without the prior written consent of Hanmi, which consent shall not be unreasonably withheld or delayed. Hanmi shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld or delayed. If there is disagreement regarding whether a reexamination, supplemental examination, reissue or similar administrative proceeding relating to Hanmi Patent Rights should be initiated, such disagreement shall be referred to the senior intellectual property officers of the Parties. In the event that these two executives do not, after reasonable good faith efforts, reach agreement within thirty (30) days, the resolution and/or course of conduct shall be determined by Aptose. If Aptose fails to promptly initiate such proceedings, Hanmi may send notification to Aptose to urge Aptose’s prompt initiation of such proceedings, which Aptose shall follow so long as reasonable and practicable. In the event that Aptose chooses not to initiate a proceeding under this Section 9.3.3, and upon Aptose’s written consent, Hanmi shall have the right to initiate such proceedings. The initiating Party shall have the first right to control such proceedings.

9.3.4 Cooperation. In connection with any administrative proceeding under Section 9.3.1 or 9.3.3, Aptose and Hanmi shall cooperate fully and provide each other with any information or assistance that either may reasonably request. The Parties shall keep each other informed of developments in any such action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto. For any proceeding not controlled by Aptose, Hanmi shall obtain prior approval from Aptose of any settlement offer or settlement agreement.

9.3.5 Expenses. The Party controlling any administrative proceeding pursuant to Section 9.3.1 and 9.3.3 shall bear all expenses related thereto.

9.4 Enforcement and Defense.

9.4.1 The Parties shall give notice to each other of either (i) any infringement of Hanmi Patent Rights, or (ii) any misappropriation or misuse of Hanmi Know-How, that may come to its attention. Aptose and Hanmi shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both Aptose and Hanmi, to terminate any infringement of Hanmi Patent Rights. Aptose, upon notice to Hanmi, shall have the first right to initiate and prosecute such legal action in the Territory at its own expense and in the name of Aptose and/or Hanmi, or to control the defense of any declaratory judgment action relating to Hanmi Patent Rights in the Territory. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the consultation and approval of any settlement negotiations and the terms of any offer related thereto. Each Party shall have the right to be represented by counsel of its own choice. Aptose shall not settle or make any agreement that affects Hanmi’s rights or interests, including any settlement or agreement which admits or concedes that any aspect of the Hanmi Patent Rights is invalid or unenforceable or which adversely affects the scope of the Hanmi Patent Rights, without the prior written consent of Hanmi.

9.4.2 Aptose shall promptly inform Hanmi if it elects not to exercise its first right under Section 9.4.1 to initiate and prosecute legal action, and unless Aptose provides a reasonable business justification for not allowing Hanmi to initiate or prosecute such action, Hanmi shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Hanmi and, if necessary, Aptose. If Hanmi elects to do so, the costs of any agreed-upon course of action to terminate infringement of Hanmi Patent Rights, including the costs of any legal action commenced or the defense of any declaratory judgment, shall be paid by Hanmi. Each Party shall have the right to be represented by counsel of its own choice.

9.4.3 For any action to terminate any infringement of Hanmi Patent Rights, in the event that a Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the Party to initiate litigation to prosecute and maintain such action under this Section 9.4. In connection with any action or potential action, Aptose and Hanmi will cooperate fully and will provide each other with any information or assistance that either may reasonably request, including cooperating with regard to any pre-litigation review of the Hanmi Patent Rights. Each Party shall keep the other informed of developments in any action or proceeding.

9.4.4 Any recovery obtained by either or both Aptose and Hanmi in connection with or as a result of any action contemplated by this Section 9.4, whether by settlement or otherwise, shall be shared in order as follows:

(a) the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c) the amount of any recovery remaining shall then be shared by Aptose and Hanmi in an 80:20 ratio.

9.4.5 Hanmi shall inform Aptose of any matter of which it becomes aware concerning the submission of an application to the U.S. Food & Drug Administration under Section 351(k) of the U.S. Public Health Services Act (42 USC 262(k)), or to a similar agency under any similar provisions in a country in the Territory, seeking approval of a generic product with regard to which Aptose is a reference product sponsor involving Hanmi Patent Rights (“Generic Application”). Hanmi shall provide Aptose with the unopened Generic Application within three (3) days of receipt. Notwithstanding the foregoing provisions of Section 9.4, Aptose control any legal action and any activity taken to resolve a dispute with respect to any infringement of Hanmi Patent Rights with respect to any Generic Application. For any action with respect to any infringement of Hanmi Patent Rights with respect to any Generic Application, in the event that Aptose is unable to initiate or prosecute such action solely in its own name, Hanmi will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Aptose to initiate, prosecute and maintain such action. In connection with any action, Hanmi shall cooperate with Aptose and provide Aptose with information and assistance that Aptose may reasonably request, including as defined in Section 9.4.3. The Parties shall keep each other informed of developments in any such action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto.

ARTICLE 10 TERM AND TERMINATION

10.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and, unless terminated earlier, this Agreement shall continue in full force and effect on a Product-by-Product and country-by-country basis until expiration of the Royalty Period for such Product in such country (the “Term”). On a Product-by-Product and country-by-country basis, upon natural expiration of this Agreement as contemplated by this Section 10.1 (and not upon any early termination of the Agreement), the licenses to Aptose under Section 2.1 shall survive and become non-exclusive, perpetual, irrevocable and fully paid-up.

10.2 Termination for Convenience. Aptose may terminate this Agreement in its entirety by providing ninety (90) days advance written notice to Hanmi.

10.3 Termination for Cause. If either Party has materially breached this Agreement, then the non-breaching Party may terminate this Agreement upon ninety (90) days written notice to the breaching Party, unless such material breach has been cured; provided that if such breach is not reasonably capable of being cured within such ninety (90) day period, but is capable of being cured within 180 days from the date of such breach notification, then the breaching Party may submit, within 30 days of such breach notification, a reasonable cure plan to remedy such breach as soon as possible and in any event prior to the end of such 180 day period, that is reasonably acceptable to the non-breaching Party, and, upon the non-breaching Party’s consent (such consent not to be withheld in the event the breaching Party is using reasonable efforts to cure such breach in accordance with the cure plan), the ninety (90) day cure period will be extended for so long as the breaching Party continues to use reasonable efforts to cure such breach in accordance with the cure plan, but for no more than 180 days.

Notwithstanding the foregoing, if the alleged breaching Party disputes the existence or materiality of the alleged breach, the other Party shall not have the right to terminate this Agreement unless and until an arbitrator issues a final award pursuant to Section 11.7 that the alleged breaching Party has materially breached this Agreement and such breaching Party fails to cure such breach within ninety (90) days after such award is issued; provided, that, in the event of a payment breach, in order to avoid termination rights arising under this Agreement, the alleged breaching Party shall have the obligation to pay the disputed amount prior to the expiration of the original ninety (90) day cure period hereunder (and in such event, the alleged breaching Party shall have the right to designate such payment as being made under protest and if the arbitrator issues a final award pursuant to Section 11.7 that the alleged breaching Party has not materially breached this Agreement, then the non-breaching Party shall promptly refund any such disputed payment made plus interest from the date the payment was made at the rate set forth in Section 5.8).

10.4 Termination for Insolvency. This Agreement may be terminated by a Party upon written notice to the other Party (a) if the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (b) if there shall have been filed against the other Party any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or that remains undismissed or unstayed for a period of ninety (90) days or more; or (c) if the other Party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged or unstayed for a period of ninety (90) days or more; or (d) anything analogous to any of the foregoing occurs in any applicable jurisdiction. Termination pursuant to this Section 10.4 shall be effective upon the date specified in such notice.

10.5 Effect of Termination. Upon termination or expiration of this Agreement by either Aptose or Hanmi, except as set forth in Section 10.7, all rights and obligations of the Parties hereunder shall terminate as of the date of such termination or expiration; provided that in the event that this Agreement is terminated by Aptose pursuant to Section 10.2, 10.3, or 10.4, or terminated by Hanmi pursuant to Section 10.3, Aptose and its Affiliates, sublicensees and distributors shall be entitled, during the twelve (12) months period immediately following the effective date of termination, to finish any work-in-progress and to sell any Product or Compound remaining in inventory, in accordance with the terms of this Agreement. For avoidance of doubt, Aptose shall bear all the costs and expenses occurred during the above twelve (12) months period to finish any work-in-progress. Upon the termination of this Agreement by Aptose pursuant to Section 10.2 or 10.3, or by Hanmi pursuant to Section 10.3 or Section 10.4, (a) Aptose shall transfer ownership of all regulatory filings and Regulatory Approvals relating to Compounds and Products, including relevant correspondences with Regulatory Authorities, provide copies thereof and (b) in the event that any such transfer of the ownership of any regulatory filings or Regulatory Approvals relating to Compounds and Products is not feasible under Applicable Law, Aptose shall withdraw or cancel, and shall cause any applicable Affiliate to withdraw or cancel, such regulatory filings or Regulatory Approvals upon Hanmi’s instruction. Aptose shall return any and all confidential information disclosed under this Agreement to Hanmi upon termination or expiration of this Agreement; provided, that Aptose shall have the right to retain any such confidential information to the extent necessary or reasonably useful in the continued exercise of its surviving license post expiration.

10.6 Rights in Bankruptcy.

10.6.1 All licenses and rights to licenses granted under or pursuant to this Agreement by either Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that either Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to the other Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by the other Party unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefore by other Party.

10.6.2 The foregoing provisions of this Section 10.6 are without prejudice to any rights Aptose may have arising under the Code or other Applicable Law.

10.7 Accrued Rights; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay royalties for Product(s) or Compound sold prior to such expiration or termination. The provisions of Article 4 shall survive the expiration or termination of this Agreement and, other than Section 4.3, shall continue in effect for five (5) years, except trade secrets shall continue to be treated as confidential until no longer trade secrets. In addition, the provisions of Article 1, Article 8, Section 7.5, Section 9.1, Section 10.1, Section 10.4, Section 10.5, Section 10.6, Section 10.7 and Article 11 shall survive any expiration or termination of this Agreement.

ARTICLE 11 MISCELLANEOUS

11.1 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, epidemics, pandemics, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

11.2 Assignment. Except as provided in this Section 11.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or a Third Party in connection with the transfer or sale of all or substantially all of the assets related to the subject matter of this Agreement, or in the event of its merger or consolidation or change in control or similar transaction. Any attempted assignment not in accordance with this Section 11.2 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

11.3 Use of Affiliates. Each Party shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates.

11.4 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

11.5 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Hanmi, to:

Hanmi Pharmaceutical Co. Ltd.

14 Wiryeseong-daero,

Songpa-gu, Seoul, 05545, South Korea

Attention: Se-Chang Kwon, Ph.D. (or subsequent Chief Executive Officer)

And with a copy to:

Hanmi Pharmaceutical Co. Ltd.

14 Wiryeseong-daero,

Songpa-gu, Seoul, 05545, South Korea

Attention: Inkie Chung (or subsequent Head of Global Business Development)

and:                                             Attention: Office of Counsel

if to Aptose, to:

Aptose Biosciences, Inc.

12770 High Bluff Drive, Suite 120

San Diego, CA 92130

Attention: William G. Rice Ph.D. (or subsequent Chief Executive Officer)

And with a copy to:

Aptose Biosciences, Inc.

12770 High Bluff Drive, Suite 120

San Diego, CA 92130

Attention: Jotin Marango, M.D., Ph.D. (or subsequent Chief Business Officer)

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail. The Parties hereby agree that, to the extent permitted by Applicable Law, any notice provided in accordance with this Section shall constitute due service of process with respect to any legal proceeding between the Parties arising hereunder and that compliance with the Hague Convention for the Service of Process, if otherwise applicable, shall not be required.

11.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws or renvoi.

11.7 Dispute Resolution.

11.7.1 Disputes; Negotiation; Escalation. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof (a “Dispute”). Any Party shall give the other Party written notice of any Dispute not resolved in the normal course of business. Within twenty (20) days from the date of delivery of such notice, the receiving Party shall submit to the other Party a written response. The notice and response shall include (A) a statement of that Party’s position and a summary of arguments supporting that position, and (B) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within 20 days from the date of delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. These executives shall have the authority to settle the Dispute and shall be at a higher level of management than the persons with direct responsibility for administration of this Agreement. All negotiations pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

11.7.2 Arbitration. If the Parties do not fully settle following the procedure in Section 11.7.1 within 30 days from the date of delivery of the initial notice in Section 11.7.1, and a Party wishes to pursue the matter, other than a Dispute relating to the scope, validity, enforceability, or infringement of any Patent Rights or trademark rights (which will be submitted for resolution to a court of competent jurisdiction in the country or region in which such Patent Rights or trademark rights were granted or arose), each dispute, controversy, or claim arising from or related to this Agreement or the breach thereof shall be finally settled under the Rules of the Singapore International Arbitration Center (“SIAC”), by one or more arbitrators appointed in accordance with such Rules applying substantive law of the State of New York, United States, with disregard to its conflict of laws principles. The place of arbitration shall be in Singapore, and all proceedings and communications shall be in English. The arbitrators may render early or summary disposition of some or all issues. Judgment on the arbitration award may be entered in any court having jurisdiction thereof. Such arbitration award shall be binding on the Parties and their respective Affiliates and any agents, principals, officers, directors, or employees of either of the Parties or their respective Affiliates. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.

11.7.3 Confidential Proceedings. All arbitration proceedings and decisions of the arbitrators under this Section 11.7 will be confidential information of both Parties and subject to the terms of Article 4.

11.7.4 Equitable Relief. Nothing in this Section 11.7 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

11.8 Limitation of Liability. Notwithstanding anything to the contrary contained herein, except for breaches of Article 4 and the obligations in Article 8, no Party shall be liable to another Party under any theory for any special, incidental, indirect, consequential or other similar damages, or any punitive damages, whether arising directly or indirectly out of the transactions contemplated by this Agreement. To be clear, neither Party shall be entitled to recover for any lost profit or lost sale damages of any kind, whether those claimed damages are direct or indirect.

11.9 Entire Agreement; Amendments. This Agreement and the Supply Agreements together with the Schedules and Exhibits hereto and thereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

11.10 Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

11.11 Independent Contractors. It is expressly agreed that Hanmi and Aptose shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Hanmi nor Aptose shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

11.12 No Third Party Beneficiaries. Except as expressly set forth in this Agreement, there are no Third Party beneficiaries hereunder and the provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against either Party by reason of these provisions or be entitled to enforce any of these provisions against either Party.

11.13 Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

11.14 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.15 Certain Conventions. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression. The term “will” as used herein means shall. The terms “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “Article,” “Section”, “Exhibit” or “Schedule” are references to the numbered sections of this Agreement and the appendices attached to this Agreement, unless expressly stated otherwise. A reference to any statute, law, rule, regulation or directive will be construed as a reference to such statute, law, rule, regulation or directive as amended, extended, repealed and replaced or re-enacted from time to time. Except where the context otherwise requires, references to this “Agreement” shall include the appendices attached to this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

11.16 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day, then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

11.17 Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signatures.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

APTOSE BIOSCIENCES INC.		HANMI PHARMACEUTICAL LTD. CO.

BY:	/s/ William G. Rice	BY:	/s/ Se Chang, Kwon
NAME: William G. Rice		NAME: Se Chang, Kwon
TITLE: Chairman, President, CEO		TITLE: CEO

SCHEDULE 1.40

HANMI PATENT RIGHTS

Hanmi Pharmaceutical Co., Ltd. is the sole title holder for all patents and patent applications below.

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SCHEDULE 2.7.1

Ongoing Phase I Clinical Trials

Trial Number	Sponsor	Phase	Indication	Status
HM-FLTI-101 (138731) – US NCT03850574	Hanmi Pharm.	1	AML	Ongoing
HM-FLTI-101 (31907) – KR	Hanmi Pharm.	1	AML	Ongoing

SCHEDULE 2.7.2

INVENTORY

Strength	Bulk				Primary packaging [*]				Secondary packaging [*]
	Batch No.		Qty (Tb)		Batch No.		Qty (Tb)		Batch No.		Purpose		Qty (Tb)
[*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]
									[	*]	[	*]	[	*]

[*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]
									[	*]	[	*]	[	*]
	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]
									[	*]	[	*]	[	*]

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									[	*]	[	*]	[	*]
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	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]
	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]

as of [*]

SCHEDULE 7.2.14

INDs, NDAs, or MARKETING AUTHORIZATIONS OBTAINED OR FILED FOR COMPOUNDS OR PRODUCTS

Phase I Clinical Trials

Sponsor Initiated Trials

Trial Number	Sponsor	Phase	Indication	Status
HM-FLTI-101 (138731) – US NCT03850574	Hanmi Pharm.	1	AML	Ongoing
HM-FLTI-101 (31907) – KR	Hanmi Pharm.	1	AML	Ongoing

EXHIBIT A

PHASE I/II CLINICAL SUPPLY AGREEMENT KEY TERMS

1.	Timeline and Quantity:

a.	[*]

b.	[*]

2.	Price: [*]

EXHIBIT B

PRESS RELEASE

Aptose Enters into Exclusive Worldwide License Agreement with Hanmi

Pharmaceutical for Clinical-Stage Myeloid Kinome Inhibitor HM43239

HM43239 delivers multiple complete responses (CRs) in diverse R/R AML patients

Aptose to host conference call and webcast today at 9:00 am ET

SAN DIEGO, TORONTO and SEOUL, South Korea, November 4, 2021—Aptose Biosciences Inc. (Nasdaq: APTO; TSX: APS), announced today that it has entered into an exclusive license agreement with Hanmi Pharmaceutical, a South Korean pharmaceutical company, to develop and commercialize HM43239, an oral, highly potent, clinical-stage myeloid kinome inhibitor (MKI), designed to target a distinct constellation of kinases operative in myeloid malignancies, including SYK, FLT3, and others. HM43239 has demonstrated significant genotype-agnostic anti-leukemic activity in an ongoing Phase 1/2 clinical trial, including multiple complete responses in patients with relapsed or refractory acute myeloid leukemia (AML).

Under the terms of the agreement, Hanmi has granted Aptose exclusive worldwide rights to HM43239 for all indications. Hanmi will receive an upfront payment of $12.5 million, including $5 million in cash and $7.5 million in Aptose shares. Hanmi will also receive up to $407.5 million in future milestone payments contingent upon the achievement of certain clinical, regulatory and sales milestones across several potential indications, as well as tiered royalties on net sales.

“Our deep experience with kinase inhibitors has led us to appreciate and develop agents covering constellations of kinases associated with specific malignancies. HM43239 is a well-tolerated, once-daily oral agent with validated anti-leukemic activity in a highly challenging and heterogeneous malignancy like AML. We believe that HM43239 has a clear development and commercial path, while being a natural fit with our strategic focus, technical expertise, and clinical experience,” said William G. Rice, Ph.D., Chairman, President and Chief Executive Officer.

“We believe that the myeloid kinome inhibitor HM43239 furthers our leadership in leukemia and lymphoma therapeutics, alongside our dual lymphoid and myeloid kinome inhibitor luxeptinib. We believe that today’s agreement brings significant value to our company and shareholders, and we are pleased to add this novel clinical compound to our evolving pipeline” said Jotin Marango, M.D., Ph.D., Senior Vice President, Chief Financial Officer and Chief Business Officer.

“We view HM43239 as a promising drug for the treatment of myeloid hematologic malignancies, which can specifically target mutations that are commonly found in AML patients, while overcoming drug resistance observed with currently approved drugs. We are thrilled to establish a partnership with Aptose, who has strong expertise in the field of hematology, to enhance the quality of life of patients suffering from refractory hematologic tumors,” said Se-Chang Kwon, Ph.D., Chief Executive Officer at Hanmi Pharmaceutical.

Aptose has scheduled a conference call and webcast today, Thursday, November 4, 2021:

Conference Call & Webcast Details

Date:	Thursday, November 4, 2021
Time:	9:00 AM ET
Dial In—Toll-Free:	800-954-0685
Dial In—International:	212-231-2927
Conference ID:	21998761
Webcast:	link

About HM43239

HM43239 is an oral genotype agnostic small molecule inhibitor of a constellation of kinases operative in myeloid malignancies and known to be involved in tumor proliferation, resistance to therapy, and differentiation. Preclinical in vitro and in vivo studies suggest that HM43239 may be an effective monotherapy and combination therapy in patients with hematologic malignancies including AML. An international Phase 1/2 clinical trial in patients with relapsed or refractory AML is ongoing. The dose escalation portion of this study thus far has delivered multiple complete responses in a diverse set of patients with various disease genotypes, and no toxicity trends that prevent further dose escalation to date. HM43239 was granted Orphan Drug Designation (ODD) in AML in the US in October 2018. For more information, please visit clinicaltrials.gov (NCT03850574).

About Hanmi Pharmaceutical

Hanmi Pharmaceutical is a Korea-based global pharmaceutical company focused on the development and commercialization of new pharmaceutical products. The Company is fully integrated from R&D through manufacturing, marketing and sales with an established presence in Korea, as well as China. More information on Hanmi is available at www.hanmipharm.com.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing personalized therapies addressing unmet medical needs in oncology, with an initial focus on hematology. The Company’s small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company has three clinical-stage investigational products for hematologic malignancies: HM43239, an oral, myeloid kinome inhibitor in a Phase 1/2 trial in patients with relapsed or refractory acute myeloid leukemia (AML); luxeptinib, an oral, lymphoid and myeloid kinome inhibitor in a Phase 1 a/b trial in patients with relapsed or refractory B cell malignancies who have failed or are intolerant to standard therapies, and in a separate Phase 1 a/b trial in patients with relapsed or refractory AML or high risk myelodysplastic syndrome (MDS); and APTO-253, the only known clinical stage agent that directly targets the MYC oncogene and suppresses its expression, in a Phase 1 a/b clinical trial in patients with relapsed or refractory AML or high risk MDS. For more information, please visit www.aptose.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Canadian and U.S. securities laws, including, but not limited to, the clinical development, clinical potential and commercialization of HM43239, payments that may be made under the license agreement and statements relating to the Company’s plans, objectives, expectations and intentions and other statements including words such as “view”, “continue”, “expect”, “intend”, “will”, “hope” “should”, “would”, “may”, “potential” and other similar expressions. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements described in this press release. Such factors could include, among others: our ability to obtain the capital required for research and operations; the inherent risks in early stage drug development including demonstrating efficacy; development time/cost and the regulatory approval process; the progress of our clinical trials; our ability to find and enter into agreements with potential partners; our ability to attract and retain key personnel; changing market and economic conditions; inability of new manufacturers to produce acceptable batches of GMP in sufficient quantities; unexpected manufacturing defects; the potential impact of the COVID-19 pandemic and other risks detailed from time-to-time in our ongoing quarterly filings, annual information forms, annual reports and annual filings with Canadian securities regulators and the United States Securities and Exchange Commission.

Should one or more of these risks or uncertainties materialize, or should the assumptions set out in the section entitled “Risk Factors” in our filings with Canadian securities regulators and the United States Securities and Exchange Commission underlying those forward-looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this press release and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. We cannot assure you that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.

# # #

For further information, please contact:

Aptose Biosciences Inc.	LifeSci Advisors, LLC
Susan Pietropaolo	Dan Ferry, Managing Director
201-923-2049	617-535-7746
spietropaolo@aptose.com	Daniel@LifeSciAdvisors.com